Astea Reports Third Quarter 2010 Results

HORSHAM, Pa., Nov. 15, 2010 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service lifecycle management and mobility solutions, today released financial results for the third quarter of 2010.

For the third quarter ended September 30, 2010, Astea reported revenues of $5.0 million compared to revenues of $4.8 million for the same period in 2009.  Net loss for the third quarter was $.5 million or ($.16) per share, compared to a net loss of $.4 million or ($.12) per share for the same period in 2009.  License revenues were $.7 million compared to $.4 million in 2009.  Total service and maintenance revenues were $4.3 million compared to $4.4 million in 2009.

"We are pleased to see an increased level of business activity in Asia Pacific and EMEA. However, the US is still in a slow recovery from the current difficult economic downturn. While it is challenging to control the timing of our larger opportunities, due to their internal approval processes, we have a number of significant opportunities that are at the end of their sales cycle and are expected to close in the fourth quarter," said Zack Bergreen, CEO of Astea International.  "Our outlook on future business is bright and growing. We expect to be profitable in the fourth quarter with increasing revenues in both licenses and professional services. The opportunities that we are actively engaged in around the world have significantly increased. Accordingly, we have a positive outlook for Q4 and well into 2011. Because of the new global customers we have added this year, as well as the international expansion of existing customers, we are building up a backlog of professional services activity that will have a positive financial impact moving forward. We have a strong global infrastructure, industry leading solution and a team of domain experts that make us unmatched in the industry today. Our customers and prospects are clearly looking to Astea when it comes to driving a consistent level of service delivery around the world and we are very proud to be their partner for success."

THIRD QUARTER HIGHLIGHTS

  The Company announced that Complete Building Services (CBS) selected Astea's Field Service & Mobility Solution Suite (FieldCentrix® Enterprise). CBS is implementing the solution to help improve technician efficiency, optimize resource utilization, maximize cross-sell and up-sell opportunities, streamline business processes and reduce operational costs.
  The Company announced that a world-leading telecommunications solutions provider selected and implemented Astea Alliance to automate, mobilize and optimize global field service operations. The organization has plans to standardize their entire global workforce on Astea's solution and will be expanding the deployment in a phased approach.
  The Company successfully sold additional licenses as well as professional services work for the preliminary international expansion for one of their existing customers currently leveraging Astea Alliance in their North American service operations. This customer is the world leader in air conditioning, heating and refrigeration systems. This new deployment is commencing in Asia Pacific.
  The company sold additional licenses to existing customers, for both the Astea Alliance and FieldCentrix solutions, as their customers continued to expand their configurations and deploy additional users. One significant upgrade was for one of their existing customers in the Public Sector vertical, in the United Kingdom, who upgraded to the latest release of Astea Alliance.
  The Company entered into a partner relationship with a significant leading systems integrator in Japan. The partnership combines their deep IT services expertise and systems integration experience with Astea's global service lifecycle management, mobility and optimization solutions. The new partner will act as a value added reseller of Astea Alliance solutions, giving their current and future customers access to Astea's industry leading service lifecycle management and mobility solution. They will market, sell and deploy the Astea Alliance suite to their existing customer base as well as aggressively pursue new customers in Japan.

Astea will host a conference call that will be broadcast live over the Internet on November 15, 2010 at 11:00 AM ET to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (Nasdaq: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 400 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com.   Service Smart.  Enterprise Proven.

Astea and Astea Alliance are trademarks of Astea International Inc.  All other company and product names contained herein are trademarks of the respective holders.

This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2009, as supplemented in the 10-Q for the Quarter ended September 30, 2010 as filed with the Securities and Exchange Commission.

CONTACT: Investor Relations, Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com